CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: November 5, 2008

CITIZENS COMMUNITY BANCORP, INC., ANNOUNCES
FOURTH-QUARTER AND FISCAL 2008 RESULTS

EAU CLAIRE, Wis.—November 5—Citizens Community Bancorp, Inc. (NASDAQ: CZWI), the holding company for Citizens Community Federal, today reported results for its fourth quarter and fiscal year ended September 30, 2008.

For the fiscal 2008 fourth quarter, the Company reported net income of $384,000, versus net income of $394,000 for the prior-year fourth quarter.

For the fiscal year, the Company reported net income of $1.47 million, up 98.4 percent from net income of $743,000 for the prior year. The year-over-year gain stemmed chiefly from an increase in net interest income. Fiscal 2007 results included a one-time after-tax charge of $370,000 ($610,000 pre-tax) taken in the first quarter of that year related to agreements with two Citizens Community Federal executives who resigned. Excluding the charge, the Company would have reported fiscal 2007 net income of $1.11 million.

On a basic and diluted, per-share basis, Citizens Community Bancorp, Inc., reported fiscal 2008 fourth-quarter earnings of $0.07 per share, up from earnings of $0.06 per share for the prior-year fourth quarter. For the fiscal year, the Company reported basic and diluted, per-share earnings of $0.24, up from earnings of $0.11 per share for the prior year. Excluding the 2007 first-quarter charge detailed above, the Company would have reported fiscal 2007 basic and diluted per-share earnings of $0.17.

Net interest income for the quarter ended September 30, 2008, totaled $3.5 million, up from $2.8 million for the prior-year period. Net interest income for the fiscal 2008 year totaled $12.6 million, up from $10.5 million for the prior-year period. Largely responsible for the increase was a rise in the average balance of and yield on interest-earning assets, partially offset by an increase in the average balance of and rate paid on interest-bearing liabilities.

Fiscal 2008 fourth quarter non-interest income was $477,000, compared to $468,000 for the year-earlier period. For the year, non-interest income remained unchanged from $1.7 million in 2007.

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Citizens Community Bancorp, Inc.
November 5, 2008

Non-interest expense was $3.2 million for the fiscal 2008 fourth quarter, compared to $2.5 million for the year-earlier quarter. Non-interest expense rose to $11.1 million for fiscal 2008, from $10.5 million for fiscal 2007. Both the fourth-quarter and full-year increases in 2008 resulted mainly from normal costs associated with the Company’s continued growth including, planned costs associated with the current and future openings of the Company’s Wal-Mart Supercenter branches, salary and benefits, occupancy and professional services, among others.

Total assets rose $94.0 million, or 24.3 percent, to $480.0 million at September 30, 2008, from $386.1 million at September 30, 2007. The 2008 fiscal year gain was primarily due to a:

•	$48.8 million increase in loans receivable—of which, $9.1 million came from the Company’s new Wal-Mart in-store branches;
•	$17.7 million gain related to Citizens’ previously disclosed acquisition of three American National Bank (ANB) Wal-Mart Supercenter branches; and,
•	$22.2 million rise in mortgage-backed securities (MBS) as the result of additional MBS purchases.

Deposits grew to $297.2 million at September 30, 2008, from $207.7 million at September 30, 2007. The fiscal year increase of $89.5 million, or 43.1 percent, was the result of growth in both new certificates of deposit, as well as new core deposits. $18.1 million of the gain came from total deposit growth at the Company’s newly opened Wal-Mart Supercenter branch locations—of that amount, $11.4 million was core deposit growth. $18.4 million of the gain was the result of Citizens’ ANB branch acquisitions discussed above.

Total equity decreased to $68.5 million at September 30, 2008, from $78.1 million at September 30, 2007. The decrease, partially offset by net income, was due to the repurchase of shares under Citizens’ previously announced share repurchase program; dividends paid; and, a temporary, unrealized impairment of $2.8 million related to the revaluation of the Company’s MBS portfolio—which was conducted due to current market conditions.

Since September 2007, the Company has repurchased 890,300 of its common shares.

The Company’s nonperforming assets were $3.3 million at September 30, 2008, or 0.68 percent of total assets. This was up from $2.8 million, or 0.61 percent of total assets, at June 30, 2008, and $1.6 million, or 0.41 percent, at September 30, 2007. The increase over June 30, 2008, was largely due to the addition of four new loans moving into the nonperforming category. The year-over-year increase in nonperforming assets is mostly comprised of eight one- to four-family residential loans totaling $1.1 million, that the Company believes are reasonably secure, and from which minimal losses are anticipated. The most recent appraisals of the properties for each of the eight loans exceeded the values of the loan balances.

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Citizens Community Bancorp, Inc.
November 5, 2008

Net charge-offs for the fiscal year ended September 30, 2008, were $455,000, versus $378,000 at September 30, 2007. The annualized net charge-offs to average loans receivable was 0.14 percent for the fiscal year ended September 30, 2008, compared to 0.13 percent for the prior fiscal year. The Company’s net charge-offs, while up slightly from year-earlier levels, remain at levels below comparable peer norms.

Said James Cooley, president and chief executive officer of Citizens Community Bancorp, Inc., “Our mission is to utilize Citizens’ resources, and our platform as a strong and secure financial institution, to satisfy the needs and fulfill dreams of the customers we serve—and to grow together. We accomplished that in fiscal 2008, along with continuing to deliver solid loan and earnings growth—despite trying economic conditions. We’re pleased with our performance and look forward to continuing growth in fiscal 2009.”

Business Update
During the fourth quarter, Citizens opened Wal-Mart Supercenter in-store branches in Brooklyn Park and Faribault, Minn. Recently the Company opened two new branches: the first in Hutchinson, Minn.; and the other, in Winona, Minn. These locations mark the 10th and 11th of Citizens’ 11 planned Wal-Mart Supercenter in-store branch openings in 2008.

In addition, Citizens announced on October 30 that it has signed a letter of intent with Wal-Mart to open six additional in-store branches during 2009 in Wal-Mart Supercenters in Wisconsin and Minnesota. The Company will open Citizens Community Federal branches in the following Wal-Mart Supercenter locations: Menomonie, Neenah, Plover, Shawano, and Wisconsin Rapids, Wis.; and Oak Park Heights, Minn.

Said Cooley, “Our new in-store branch openings are an exciting opportunity for Citizens. By developing these cost-efficient locations we are able to provide our customers with improved accessibility and expanded hours—and Citizens with a platform for growth. We are pleased with the performance of our new Wal-Mart in-store branches.

“Our growth strategy for fiscal 2009 is consistent with our plans for fiscal 2008—an approach that was successful for the Company. During the year we intend to:

•	Expand in select locations that offer growth potential—in-store locations have provided a solid stream of new checking accounts, deposits and loans;
•	Continue to focus on increasing core deposits;
•	Rigorously manage our lending portfolio to minimize risk and maximize income—Citizens does not originate any higher risk sub-prime or construction lending; and,
•	Leverage our experienced and skilled management team to pursue growth targets.”

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Citizens Community Bancorp, Inc.
November 5, 2008

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 20 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

Except for historical information contained herein, the matters contained in this news release and other information in the Company’s SEC filings, may express “forward looking statement” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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Citizens Community Bancorp, Inc.
November 5, 2008

CITIZENS COMMUNITY BANCORP, INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
 (in thousands, except per share data)

	September 30, 2008	September 30, 2007

Selected Financial Condition Data
Total Assets	$480,036	$386,113
Cash and Cash equivalents	$23,666	$6,354
Securities available-for-sale (at fair value)	$61,776	$39,592
Loans receivable	$369,710	$320,953
Allowance for Loan Losses	$(1,192)	$(926)
Deposits	$297,243	$207,734
Federal Home Loan Bank Advances	$110,245	$96,446
Total Equity	$68,476	$78,149

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007

Selected Operations Data
Total Interest and Dividend Income	$7,250	$5,638	$26,734	$19,346
Interest expense	$3,742	$2,867	$14,139	$8,889

Net Interest Income	$3,508	$2,771	$12,595	$10,457
Provision for loan losses	$178	$145	$721	$470

Net Interest Income After Provision For Loan Loss	$3,330	$2,626	$11,874	$9,987
Total Noninterest Income	$477	$468	$1,709	$1,726
Total Noninterest Expense	$3,172	$2,507	$11,101	$10,522

Income before provision for income tax	$635	$587	$2,482	$1,191
Provision for income taxes	$251	$193	$1,008	$448

Net Income	$384	$394	$1,474	$743

Per Share Information
Basic Earnings	$0.07	$0.06	$0.24	$0.11
Diluted Earnings	$0.07	$0.06	$0.24	$0.11
Dividends Paid	$0.05	$0.05	$0.20	$0.20

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Citizens Community Bancorp, Inc.
November 5, 2008

	September 30, 2008 ($ in thousands)	September 30, 2007 ($ in thousands)
Asset Quality as of the period ended
Non-performing loans (NPLs)	$3,255	$1,520
NPLs as a percent of total loans	0.88%	0.47%
Non-performing Assets (NPAs)	$3,255	$1,643
NPAs as a percent of total assets	0.68%	0.41%
Allowance for loan losses	$1,192	$926
Allowance for loan losses as a percent of loans	0.32%	0.29%
Allowance for loan losses as a percent of NPLs	36.62%	60.92%
Net charge offs for 12 months ended	$455	$378
Annualized net charge offs to average loans for the 12 months ended	0.14%	0.13%

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